Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation: ProBility Media Corporation

2.	The articles have been amended as follows: (provide article numbers, if available)

In order to increase the number of authorized shares of Common Stock from 100,000,000 shares to 500,000,000 shares, the first paragraph of Section 1. Capital Stock of the Additional Articles to the Articles of Incorporation is restated in its entirety as follows:

"Section 1. Capital Stock. The aggregate number of shares that the Corporation will have authority to issue is Five Hundred Ten Million (510,000,000) shares, of which Five Hundred Million (500,000,000) shares will be Common Stock with a par value of $0.001 per share, and Ten Million (10,000,000) shares will be Preferred Stock with a par value of $0.001 per share.

[All other provisions of Section 1. Capital Stock of the Additional Articles shall remain unmodified]

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51% of outstanding voting shares.

4.	Effective date and time of filing: (optional) Date: Time:

___/s/Steven M. Plumb____________________________

5. Signature: (required)

(must not be later than 90 days after the certificate is filed)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 1-5-15

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